Exhibit 99

Contact:

Megan Jones

Exact Sciences Corp.

meganjones@exactsciences.com

608-535-8815

For Immediate Release

Cologuard® revenue increased 168 percent to $266 million

571,000 people were screened with Cologuard during 2017

•                  Fourth quarter revenue increased 148 percent to $87.4 million

•                  Gross margin increased 1,250 basis points to 73 percent during the fourth quarter

•                  Nearly 11,000 healthcare providers ordered their first Cologuard test during the fourth quarter, and approximately 102,000 have ordered since the test was launched

MADISON, Wis., Feb. 22, 2018 — Exact Sciences Corp. (Nasdaq: EXAS) today announced that the company generated revenue of $266 million and completed approximately 571,000 Cologuard tests during the year ended Dec. 31, 2017. Full-year 2017 revenue and Cologuard test volume grew 168 percent and 134 percent from 2016, respectively.

During the fourth quarter of 2017, the company generated revenue of $87.4 million and completed approximately 176,000 Cologuard tests. Fourth-quarter 2017 revenue and test volume grew 148 percent and 115 percent from the same period of 2016, respectively.

“This was a transformative year for Exact Sciences and our efforts to significantly accelerate awareness and adoption of Cologuard,” said Kevin Conroy, chairman and CEO of Exact Sciences. “By focusing on our core priorities, we remain confident in our ability to efficiently broaden the awareness of Cologuard, increase the adoption, and invest to meet demand throughout 2018.”

Fourth-Quarter 2017 Financial Results

For the three-month period ended Dec. 31, 2017, as compared to the same period of 2016 (where applicable):

•                  Revenue was $87.4 million, an increase of 148 percent and test volume was 176,000, an increase of 115 percent

•                  Average recognized revenue per test was $498, an increase of 15 percent

•                  Average cost per test was $134, an improvement of 21 percent

•                  Gross margin was 73 percent, an increase of 1,250 basis points

•                  Operating expenses were $87.0 million, an increase of 47 percent

•                  Net loss was $21.8 million or $0.18 per share, compared to $37.2 million or $0.34 per share

•                  Cash utilization was $37.8 million, compared to $26.7 million

•                  Cash, cash equivalents and marketable securities were $424.7 million at the end of the quarter; subsequent to the end of the quarter, the company raised an estimated $671.3 million, net, through an offering of convertible notes

•                  Nearly 11,000 healthcare providers ordered their first Cologuard during the fourth quarter, and approximately 102,000 have ordered since the test was launched

2018 Outlook

•                  The company anticipates revenue of $420-$430 million and completed Cologuard test volume of 900,000-920,000 tests during 2018.

The company’s guidance for revenue and completed tests are forward-looking statements. They are subject to various risks and uncertainties that could cause the company’s actual results to differ materially from the anticipated targets. There can be no assurance the company will meet these financial projections. See the cautionary information about forward-looking statements in the “Safe Harbor Statement” section of this press release.

Fourth-Quarter Conference Call & Webcast

Company management will host a conference call and webcast on Thursday, Feb. 22, 2018, at 5 p.m. ET to discuss fourth-quarter 2017 results. The webcast will be available at www.exactsciences.com. Domestic callers should dial 877-201-0168 and international callers should dial +1-647-788-4901.

An archive of the webcast will be available at www.exactsciences.com. A replay of the conference call will be available by calling 800-585-8367 domestically or 416-621-4642 internationally. The access code for the replay of the call is 2253919. The webcast, conference call and replay are open to all interested parties.

About Cologuard

Cologuard was approved by the FDA in August 2014 and results from Exact Sciences’ prospective 90-site, point-in-time, 10,000-patient pivotal trial were published in the New England Journal of Medicine in March 2014. Cologuard is included in the American Cancer Society’s (2014) colorectal cancer screening guidelines and the recommendations of the U.S. Preventive Services Task Force (2016) and National Comprehensive Cancer Network (2016). Cologuard is indicated to screen adults of either sex, 50 years or older, who are at average risk for colorectal cancer. Cologuard is not for everyone and is not a replacement for diagnostic colonoscopy or surveillance colonoscopy in high-risk individuals. False positives and false negatives do occur. Any positive test result should be followed by a diagnostic colonoscopy. Following a negative result, patients should continue participating in a screening program at an interval and with a method appropriate for the individual patient. Cologuard performance when used for repeat testing has not been evaluated or established. For more information about Cologuard, visit www.cologuardtest.com. Rx Only.

About Exact Sciences Corp.

Exact Sciences Corp. is a molecular diagnostics company focused on the early detection and prevention of the deadliest forms of cancer. The company has exclusive intellectual property protecting its non-invasive, molecular screening technology for the detection of colorectal cancer. For more information, please visit the company’s website at www.exactsciences.com, follow Exact Sciences on Twitter @ExactSciences or find Exact Sciences on Facebook.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to be covered by the “safe harbor” created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “would,” “could,” “seek,” “intend,” “plan,” “goal,” “project,” “estimate,” “anticipate” or other comparable terms. All statements other than statements of historical facts included in this news release regarding our strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding expected future operating results, anticipated results of our sales and marketing efforts, expectations concerning payer reimbursement and the anticipated results of our product development efforts. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: our ability to successfully and profitably market our products and services; the acceptance of our products and services by patients and healthcare providers; our ability to meet demand for our products and services; the willingness of health insurance companies and other payers to cover Cologuard and adequately reimburse us for our performance of the Cologuard test; the amount and nature of competition from other cancer screening and diagnostic products and services; the effects of the adoption, modification or repeal of any healthcare reform law, rule, order, interpretation or policy; the effects of changes in pricing, coverage and reimbursement for our products and services, including without limitation as a result of the

Protecting Access to Medicare Act of 2014; recommendations, guidelines and quality metrics issued by various organizations such as the U.S. Preventive Services Task Force, the American Cancer Society, and the National Committee for Quality Assurance regarding cancer screening or our products and services; our ability to successfully develop new products and services; our success establishing and maintaining collaborative, licensing and supplier arrangements; our ability to maintain regulatory approvals and comply with applicable regulations; and the other risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Condensed Consolidated Statements of Operations

(Amounts in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016

Laboratory service revenue	$87,406	$35,241	$265,989	$99,376

Cost of sales	23,495	13,865	79,196	45,195
Gross margin	63,911	21,376	186,793	54,181

Operating expenses:
Research and development	12,675	7,082	42,139	33,473
General and administrative	33,741	21,498	109,040	76,898
Sales and marketing	40,627	30,506	153,924	112,826
Total operating expenses	87,043	59,086	305,103	223,197
Loss from operations	(23,132)	(37,710)	(118,310)	(169,016)

Other income (expense)
Investment income	1,320	592	3,932	2,018
Interest expense	(51)	(52)	(206)	(213)
Total other income	1,269	540	3,726	1,805

Net loss before tax	(21,863)	(37,170)	(114,584)	(167,211)

Income tax benefit	99	—	187	—

Net loss	$(21,764)	$(37,170)	$(114,397)	$(167,211)

Net loss per share - basic and diluted	$(0.18)	$(0.34)	$(0.99)	$(1.30)

Weighted average common shares outstanding - basic and diluted	119,950	109,274	115,684	102,335

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Condensed Consolidated Balance Sheets

(Amounts in thousands)

	December 31,	December 31,
	2017	2016
Assets
Cash and cash equivalents	$77,491	$48,921
Marketable securities	347,224	262,179
Accounts receivable, net	26,419	8,526
Inventory, net	26,027	6,833
Prepaid expenses and other current assets	10,055	7,114
Property and equipment, net	79,986	38,142
Other long-term assets	31,358	5,325
Total assets	$598,560	$377,040

Liabilities and stockholders’ equity
Total current liabilities	$68,124	$30,692
Long term debt	4,269	4,633
Other long-term liabilities	5,633	5,734
Lease incentive obligation, less current portion	116	686
Total stockholders’ equity	520,418	335,295
Total liabilities and stockholders’ equity	$598,560	$377,040